Exhibit 10.1

Amendment (2) to Convertible Promissory Note

Dated August 1, 2007

The parties agree that the due date of the Convertible Promissory Note of Rival Technologies Inc., dated August 1, 2007 in the principal amount of USD $500,000 and including interest, is hereby extended from July 30, 2007 to March 31, 2009.  After March 31, 2009, any principal and interest remaining due and payable shall be paid by the Company to the Noteholder ON DEMAND.

All other terms, conditions and convenants contained therein remain in effect.

This Amendment may be signed in counterpart and delivered by facsimile.

Dated October 29, 2008.

Rival Technologies Inc.

Per: /s/ Douglas B. Thomas

Epsom Investment Services NV

Per: /s/ D. Craven